[The Coca-Cola Company letterhead]

December 5, 2014
Joseph V. Tripodi
1845 River Forest Road
Atlanta, Georgia 30327

Dear Joe,
This letter outlines the terms of your separation from The Coca-Cola Company (the “Company”). All applicable elements of your separation package will be paid under the terms of the relevant policies and plans of the Company. We thank you for your contributions to the Company and wish you well in your future endeavors.

1.
You will step down from your current position as Executive Vice President and Chief Marketing & Commercial Officer, effective December 31, 2014. Notwithstanding the foregoing, from December 31, 2014 through February 28, 2015, you will continue to work your normal schedule for and on behalf of the Company and assist with the transition of your responsibilities and related work as necessary. You will effectively and fully separate from the Company on February 28, 2015 (“Separation Date”).

2.
If you sign the enclosed release, you will be eligible for a benefit under The Coca-Cola Company Severance Pay Plan equivalent to two (2) years of base salary, based on your current annual salary (i.e. for a total of $1,456,270.00). This amount will be paid to you in a lump within fifteen (15) days from and after your Separation Date. This amount is subject to all applicable income tax and withholdings.

3.
You are eligible to receive an annual incentive award for 2014 under the standard terms and conditions of the annual Performance Incentive Plan (the “PIP”). The actual payment amount is contingent upon actual Company performance and your performance for 2014. Any such award will be paid on or about March 15, 2015, but in all events subject to the same terms and paid at the same time such awards are paid to all other similar Company executives who participate in the PIP for 2014. Your participation and any award made to you shall be determined by the Compensation Committee. This amount is subject to all applicable income tax and withholdings.

4.
If you sign the enclosed release, you will receive an additional payment in the amount of $450,000. This amount will be paid in a lump sum amount within fifteen (15) days after your Separation Date. This amount is subject to all applicable income tax and withholdings.

5.
You will also receive a payment in the amount of $25,000 in return for consulting with the Company on matters related to the ID Alliance through December 2015, pursuant to a separate consulting agreement. This amount is subject to all applicable income tax and withholdings.

6.
Pursuant to the terms of the Company’s long-term incentive programs and plans and your related Restricted Stock Agreements for your Performance Share Unit (PSU) awards, your rights and benefits for such PSU’s under each of the plans are summarized below and you will not receive any new and additional equity grants for any periods commencing on or after January 1, 2015:

2012-2014 PSU Plan

•	This award and any underlying PSU shares will be forfeited.
2013-2015 PSU Plan

•	This award and any underlying PSU shares will be forfeited.
2014-2016 PSU Plan

•	This award and any underlying PSU shares will be forfeited.
All stock options you previously have received will (i) continue to vest through and including the Separation Date and (ii) remain and be exercisable according to the terms of the Company’s applicable stock option plans and programs as well as your related Stock Option Grant Agreements. All unvested options (as determined on the date one (1) day after the Separation Date) will be forfeited and all vested options (as determined on the date one (1) day after the Separation Date) will be exercisable according to their terms. When you exercise your vested stock options, you will be personally liable for paying any income taxes owed on such exercises. You will not receive any additional equity grants for any periods commencing on or after January 1, 2015.
Your retirement benefits will consist of those benefits you have accrued under the standard terms and conditions of the pension plans in which you participate through and including the Separation Date. The Company acknowledges and agrees with respect to all such accrued benefits, you are fully vested as of your Separation Date. All such retirement benefits will remain payable in conformity with your elections and rights provided under the applicable and governing plans.
You will continue to be reimbursed up to $10,000 per year (each for 2014 and 2015) in financial planning and related expenses incurred by you for 2014 and for the period January 1, 2015 through your Separation Date for 2015, respectively. You will remain entitled to retain all computers, personal communication devices and other home office equipment previously provided you by the Company; provided, you will cooperate with the Company in permitting the Company to remove all confidential and proprietary software and information belonging to the Company as currently embedded within or stored on such equipment.
The Company will provide at its expense outplacement services through a designated services provider.
You will remain on the Operating Committee through December 31, 2014.
The terms and conditions in this letter are further conditioned upon your signing and adhering to the attached Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality.

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Please contact Ceree Eberly should you have any additional questions regarding the terms of this letter or the terms of any of the benefit plans.
Sincerely,

/s/ Muhtar Kent

Muhtar Kent
Chairman of the Board and Chief Executive Officer

Agreed to and accepted this _5th_ day of December, 2014.

___/s/ Joseph V. Tipodi__________
JOSEPH V. TRIPODI
Attachments
cc:    Ceree Eberly
Executive Compensation
GBS Executive Services

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FULL AND COMPLETE RELEASE
AND AGREEMENT ON COMPETITION,
TRADE SECRETS AND CONFIDENTIALITY
Release.
I, Joseph V. Tripodi, in consideration of the payments and benefits under The Coca-Cola Company Severance Pay Plan, the benefits and payments described in the attached letter dated as of even date herewith (the “Separation Letter”), and other good and valuable consideration, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The Coca-Cola Company (“TCCC”) and its subsidiaries, affiliates, joint ventures, joint venture partners, and benefit plans (collectively with TCCC, referred to herein as the “Company"), and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives, (collectively with the Company, referred to herein as “Releasees”) from all debts, claims, actions, causes of action (including without limitation those under the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq.; and those federal, state, local, and foreign laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (“ADEA”), as amended by the Older Workers Benefit Protection Act, P.L. 101-433; the Equal Pay Act of 1963, 9 U.S.C.§ 206, et seq.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. § 1981a; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq.; and comparable state, local, and foreign causes of action, whether statutory or common law), suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys' fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall, or may have in the future, including without limitation those arising out of or related to my employment or separation from employment with the Company through the date of this Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality ("Agreement").
I fully understand and agree that:

1.
this Agreement is in exchange for the payments and benefits under The Coca-Cola Company Severance Pay Plan, the payments and benefits described in the Separation Letter, and other compensation to which I would otherwise not be entitled;

2.	I am hereby advised to consult with an attorney before signing this Agreement;

3.	I have 21 days from my receipt of this Agreement within which to consider whether to sign it;

4.	I have seven days following my signature of this Agreement to revoke the Agreement; and

5.	this Agreement shall not become effective or enforceable until the revocation period of seven days has expired.
If I choose to revoke this Agreement, I must do so by notifying TCCC in writing.     Notwithstanding any other provision or paragraph of this Agreement, I do not hereby waive any rights or claims, but rather I have retained and shall continue to have all rights and entitlements to receive and the Company shall remain obligated to fully perform and pay or cause to be performed or paid, all rights or claims (i) for which waivers or releases are prohibited by applicable law; (ii) under the ADEA that may arise after the date I sign this Agreement; (iii) for or with respect to any and all amounts or payments owed to me as contemplated under the Separation Letter; (iv) for or with respect to any and all amounts, payments, or benefits owed or provided to me as contemplated under that certain Consulting Agreement between me and TCCC dated effective March 1, 2015 (the “Consulting Agreement”); (v) to seek and receive indemnification from the Company for and with respect to all acts, errors or omissions committed by me in my capacity as a shareholder, director, officer, employee, fiduciary, agent or representative of the Company or as a consultant of TCCC all in the manner provided under the Company’s by-laws and applicable law as well as the Consulting Agreement; and (vi) for or with respect to any and all of my accrued and vested benefits (including pension or deferred compensation benefits) as determined through and including the Separation Date under the Company’s applicable and governing plans and programs including without limitation all rights received or attributable to any coverage extended me under any insurance policies maintained with or through third parties. Nothing in this Agreement shall affect any rights I may have under Article VII of the Company’s by-laws as in effect on the date of this Agreement.
If there is any claim for loss of consortium, or any other similar claim, arising out of or related to my employment or separation of employment with TCCC, I will indemnify and hold Releasees harmless from any liability, including costs and expenses (as well as reasonable attorneys' fees) incurred by the Releasees as a result of any such claim.
I acknowledge and represent that (i) I have received all leave required under the Family and Medical Leave Act of 1993, as amended (“FMLA”), and (ii) do not claim that Releasees violated or denied me rights under the FMLA. I further acknowledge and represent that I (i) was properly classified as exempt under the Fair Labor Standards Act of 1938, as amended (“FLSA”), (ii) have been fully paid for hours I worked for TCCC and (iii) do not claim that TCCC violated or denied me rights under the FLSA.
I additionally understand and agree that this Agreement is not and shall not be construed to be an admission of liability of any kind on the part any of the Releasees.
Company Release.
For and in consideration of my release of the Releasees under the preceding provisions and my undertaking of all covenants and agreements provided under this Agreement and other good and valuable consideration, the Company (as defined herein) does hereby knowingly and voluntarily release and forever discharge me and my heirs, executors, administrators and assigns (collectively the “Executive Released Parties"), from all debts, claims, actions, causes of action, suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys' fees, controversies, agreements, promises, and all liabilities of any kind or nature whatsoever, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which the Company ever had, now have, or may have, or which the Company hereafter can, shall, or may have now or in the future, including without limitation those arising out of or related to my employment or my separation from employment with the Company through the date of this Agreement and hereafter through and including the Separation Date.
Notwithstanding the foregoing, it is understood and agreed that the Company does not hereby waive, but rather the Company shall have retained and continue to have all rights and entitlements to enforce all of its rights and my obligations as against me as provided or contemplated under and in accordance with the terms of this Agreement or the Separation Letter.
It is further understood and agreed that this Agreement is not and shall not be construed to be an admission of liability of any kind on the part of any one or more of the Executive Released Parties.
Future Cooperation.
I covenant and agree that I shall, to the extent reasonably requested in writing, fully cooperate with the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding matters which I, by virtue of my employment with TCCC, have knowledge or information relevant to said litigation, including, but not limited to (i) meeting with representatives of the Company to provide truthful information regarding my knowledge and (ii) providing, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation; provided that in all events the Company shall (a) pay me reasonable compensation and reimburse me for reasonable expenses incurred in connection with such cooperation including all travel, lodging, and accommodations, (b) remain and be exclusively responsible for all costs incurred in undertaking such litigation including all attorneys’ fees, court costs, and other expenses consistent with the Company’s by-laws, and (c) notify me as promptly as possible as to its need for my assistance and cooperate with me in scheduling my participation so as to reasonably accommodate my other personal and professional obligations and commitments.

Trade Secrets and Confidential Information.
I covenant and agree that I have held and shall continue to hold in confidence all Trade Secrets of the Company that came into my knowledge during my employment by TCCC and shall not disclose, publish or make use of at any time such Trade Secrets for as long as the information remains a Trade Secret. "Trade Secret" means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
I also covenant and agree that, for the period beginning on the date I sign this Agreement and ending February 28, 2017 (“Nondisclosure Period”), I will hold in confidence all Confidential Information of the Company that came into my knowledge during my employment by TCCC and will not disclose, publish or make use of such Confidential Information. "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company, but shall not include either (a) any information which is available from any public source other than by means of my disclosure of such information to such source; (b) any information which is available from any third party source which is not known by me to owe a duty of confidentiality to the Company with respect to such information; (c) any information independently developed by me without use or incorporation of or reliance upon the Company’s Trade Secrets or Confidential Information; or (d) any information generated by me in the course of my employment which consists of contact information related to my personal or professional affiliations consisting solely of names, addresses, phone numbers and e-mail addresses.
The restrictions stated in this Agreement are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable state law. Notwithstanding the foregoing, nothing contained herein shall prevent me from disclosing or otherwise utilizing any information (i) in any manner required by applicable law, judicial order or other governmental mandate or investigation provided I shall advise the Company of any such intended disposition or use and reasonably cooperate with the Company in allowing the Company to seek and obtain from the recipient governmental or judicial body any protective order or assurance of confidentiality regarding such information or (ii) in fulfillment of my duties or obligations owed to the Company including without limitation those required under the Consulting Agreement or (iii) to the limited extent reasonably necessary to permit my defense of any claim made against me or my enforcement of any rights held by me which claim or rights are dependent upon the information so used or disclosed.
Return of Materials.
I further covenant and agree that I have or shall promptly deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company's business, whether made or compiled by me or furnished to me by virtue of my employment with the Company. Except as provided under the Separation Letter, I shall promptly deliver to the Company, all vehicles, credit cards, and other property furnished to me by virtue of my employment with the Company.
No Publicity.
Except as otherwise agreed to in writing by the Company, during the Nondisclosure Period, I will not publish any opinion, fact, or material, deliver any lecture or address, participate in the making of any film, radio broadcast or television transmission, or communicate with any representative of the media relating to confidential matters regarding the business or affairs of the Company which I was involved with during my employment; provided, that nothing contained herein shall prevent me from undertaking any such activities otherwise prohibited hereunder with respect to presentations focusing on me and my personal experience or knowledge which may include ancillary and historical recitations of my past experiences with the Company and which do not otherwise involve disclosure of matters or materials which have not been previously or otherwise publicly released.

Non Compete and Non Solicitation.
Definitions.
For the purposes of this Section, the following definitions apply:
(a)    “Restricted Activities” means the involvement in, development of, or oversight of the marketing, innovation or operation activities or strategies for Restricted Businesses.
(b)    "Territory" means North America, South America, Asia, Africa, Europe, and Australia and Oceania.
(c)    “Restricted Businesses” means 1) companies whose primary business is the manufacture, sale, distribution and marketing of either carbonated soft drinks, coffee, tea, water, sports drinks, energy drinks, juices or fruit-based beverages (“Non-alcoholic Beverages”) or beverage enhancers, beverage solutions, beverage enablers, or other additives which are primarily intended for use in non-alcoholic beverages, (“Beverage Enhancers”), and 2) companies a substantial portion of whose business activities includes the manufacture, sale, distribution and marketing of Non-alcoholic Beverages or Beverage Enhancers, but for whom such business(es) may not be the company’s primary business (“Non-Beverage Companies”).
(d)    “Competing Business Segment” means any subsidiary, division, or unit of the business of a company, where such subsidiary, division, or unit manufactures, sells, distributes, or markets Non-alcoholic Beverages or Beverage Enhancers.
Non-Compete.
I hereby covenant with the Company that I will not, within the Territory prior to February 28, 2017, without the prior written consent of the Chief Executive Officer of TCCC (the “CEO”), directly or indirectly engage in any Restricted Activities for or on behalf of (including in a consulting capacity) any Restricted Business.
Notwithstanding the foregoing, in all events it is agreed that I shall not be prohibited hereunder and shall remain entitled to perform (i) services for Non-Beverage Companies (other than PepsiCo, its subsidiaries and affiliates, including but not limited to Pepsi Bottling Group) that have a Competing Business Segment, provided I do not perform Restricted Activities for such Competing Business Segment, and provided I notify the CEO of the nature of such services being rendered by me to any Non-Beverage Companies in writing within a reasonable time prior to beginning performance of such services and (ii) services for any companies or entities which do not engage in the Restricted Business within the Territory.
Non Solicitation of Employees.
I hereby covenant and agree that I will not, prior to February 28, 2017, without the prior written consent of the CEO, solicit or encourage, or attempt to solicit or encourage, directly or indirectly, for employment for or on behalf of any corporation, partnership, venture or other business entity any person who, on the last day of my employment with TCCC or within twelve (12) months prior to that date, was employed by the Company as a manager or executive and with whom I had professional interaction during the last twelve (12) months of my employment with TCCC (whether or not such person would commit a breach of contract by leaving the employment with the Company).

Non Solicitation of Customers.
I hereby covenant and agree that I will not, within the Territory and prior to February 28, 2017, without the prior written consent of the CEO, solicit or encourage, or attempt to solicit or encourage, directly or indirectly, any business comprising or related to the manufacture, sale, distribution, and marketing of Non-alcoholic Beverages or Beverage Enhancers for any Competing Business Segment of any Restricted Business from any of the Company’s customers, including actively sought prospective customers with whom I had professional interaction during my employment with the Company. Notwithstanding the foregoing, in all events it is agreed that I shall not be prohibited hereunder and shall remain entitled to undertake solicitations for any companies or other entities which do not engage in the Restricted Business within the Territory.
Reasonable and Necessary Restrictions.
I acknowledge that during the course of my employment with TCCC I have received or will receive and had or will have access to Confidential Information and Trade Secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed client/customer/bottler lists and information relating to the operations and business requirements of those clients/customers/bottlers and, accordingly, I am willing to enter into the covenants contained in this Agreement in order to provide the Company with what I consider to be reasonable protection for its interests.
I acknowledge that the restrictions, prohibitions and other provisions hereof, are reasonable, fair and equitable in scope, terms and duration, and are necessary to protect the legitimate business interests of the Company.
I acknowledge and agree that in the event I breach, or threaten in any way to breach, or it is inevitable that I will breach, any of the provisions of this Agreement, damages shall be an inadequate remedy and the Company shall be entitled, without bond, to injunctive or other equitable relief in addition to all other rights otherwise available to the Company at law or in equity.
Non-Disparagement.
I agree that I will not make any statement, written or verbal, in any forum or media, or take any action in disparagement of the Company, including but not limited to negative references to the Company or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates. The Company agrees that it will not make any statement, written or verbal, in any forum or media, or take any action in disparagement of me, including but not limited to negative references to me or my levels of competency or aptitudes.

Complete Agreement.

This Agreement together with the Separation Letter and the Consulting Agreement is the complete understanding between me and the Company in respect of the subject matter of this Agreement and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein and in the Separation Letter and the Consulting Agreement in signing this Agreement.
Severability.
In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement shall remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.
Governing Law.
Except to the extent preempted by Federal Law, this Agreement will be construed, interpreted, and applied in accordance with the laws of the State of Georgia, without regard to principles of conflicts of law or giving effect to the choice-of-law provisions of the State of Georgia or any other jurisdiction and any legal action related to or arising out of this Agreement will be brought exclusively in the federal or state courts located in the State of Georgia. I hereby consent to the jurisdiction of such courts.

Successors and Assigns.
This Agreement inures to the benefit of the Company and its successors and assigns and to the benefit of my heirs, executors, administrators, successors and assigns.
Amendment/Waiver.
No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.
Acknowledgment.
Each of the undersigned has carefully read this Agreement, fully understand each of its terms and conditions, and intend to abide by this Agreement in every respect. As such, each of the undersigned individually or through its duly authorized officers knowingly and voluntarily signs this Agreement under his or its respective hand and seal as his or its respective legally binding and enforceable obligation.
/s/ Joseph V. Tripodi
Joseph V. Tripodi
Date: December 5, 2014

THE COCA COLA COMPANY

By: /s/ Bernhard Goepelt

Title: Senior Vice President and General Counsel

Date: December 5, 2014

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